PETERSON SULLIVAN LLP Certified Public Accountants & Advisors [letterhead]

January 30, 2020

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Re: Change and Replacement of Accountants

To Whom It May Concern:

Pursuant to Securities and Exchange Commission Rule 17a-5(f)(4), we hereby state that we do not disagree with the statements contained in the January 29, 2020, Notice of Change in Accountants provided to you by our former client Kavilco Inc. Investment Company Act File No. 811-6027.

Best regards,

PETERSON SULLIVAN LLP

/s/ Matthew R Matson

CC: Kavilco Inc.

KAVILCO INCORPORATED [letterhead]

January 29, 2020

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Changes in Registrant's Certifying Accountant

(a) On November 1, 2019, the partners and professional staff of Peterson Sullivan LLP (“PS”), which was engaged as the independent registered public accounting firm of Kavilco Incorporated (the "Company") joined BDO USA, LLP ("BDO"). As a result of this transaction, PS resigned as the Company's independent registered public accounting firm on December 5, 2019. On December 5, 2019, following the resignation of PS, the Company, through and with the approval of its Board of Directors, appointed BDO as its independent registered public accounting firm.

The reports of PS on the financial statements of the Company for the fiscal years ended December 31, 2018, and 2017, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2018, and 2017, and through December 5, 2019, there were no disagreements between the Company and PS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PS, would have caused PS to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s past fiscal years ended December 31, 2018 and 2017, and the interim period through December 5, 2019, PS did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PS with a copy of this report prior to its filing with the Securities and Exchange Commission and requested that PS furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter from PS is filed as Exhibit hereto.

 (b) During the Company’s two most recently completed fiscal years and through the date of engagement of BDO, neither the Company nor anyone on behalf of the Company consulted with BDO regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Yours truly,

KAVILCO INCORPORATED

/s/ Scott Burns, Chief Financial Officer